Exhibit 10.33

YBL/MUM/FL/231/2015-2016

June 30, 2015

Majesco Software & Solutions India Private Limited

805 President House,

Near Ambawadi Circle,

Ahmedabad 380 015

Dear Sirs,

Re: Credit Facilities.

We YES Bank Limited (the “Lender” or “YBL”) have pleasure in offering you Majesco Software & Solutions India Pvt. Ltd. (the “Borrower”) the following facilities (the “Facilities”) on the terms and conditions set out below:

1	Facility Details

S N	Facility Description	Interest/ Commission	Security
1

Facility:

Pre Shipment in Foreign Currency (PCFC)

(New Facility)

Amount:

INR 360,000,000/-

(Indian Rupees Three Hundred and Sixty Million Only)

Purpose:

Working capital

Tenor:

Maximum of 3 months

Nature: Redrawal permitted within availability period

Availability period:

12 months subject to annual review

		Pricing: To be decided at the time of disbursement.	First Pari Pasu charge over the current assets of the Borrower. Margin: Disbursement to be done up to 90% of the export order value as evidenced by the CA certificate

YES BANK Limited, Indiabulls Finance Centre, Tower 2, 23rd Floor, Senapati Bapat Marg, Elphinstone (W), Mumbai- 400 013, India

Tel: +91(22) 3366 9000 Fax: +91(22) 2421 4500

Regd. & Corporate Office: Nehru Centre, 9th Floor, Discovery of India, Dr. A. B. Road, Worli, Mumbai 400 018, India.

Tel: +91(22) 6669 9000/2490 0650 Fax: +91(22) 2490 0314 Website: www.yesbank.in

1a	Facility:	Pricing:	First Pari Pasu charge

Post Shipment Credit in Foreign

Currency (PSCFC) (Sublimit of facility 1 above)

(New Facility)

Amount:

INR 360,000,000/-

(Indian Rupees Three Hundred and Sixty Million Only)

Purpose:

Working capital

Tenor:

Maximum of 3 months

Nature: Redrawal permitted within availability period

Availability period:

12 months subject to annual review

		To be decided at the time of disbursement.	over the current assets of the Borrower.

Special Terms & Conditions for facility 1

•	PCFC will be on running account basis.
•	Counter parties for PCFC :

a) Majesco UK Ltd

b) Majesco, USA

d) Majesco Software and Solutions Inc (MSSI)

e) Majesco Canada Ltd (MCAN)

f) Majesco Thailand Co. Ltd.

g) Majesco Sdn Bhd (Malaysia)

•	Transactions will be for group companies of MSSIPL.

Special Terms & Conditions for facility 1a

•	LC & Non LC backed Orders
•	Discounting of Group/associate entities permitted

2	Utilization:

2.1	Pre-Export Advances

2.1.1	You may on any Business Day during the Availability Period request for a Pre-Export Advance. Each such Pre-Export Advance shall be on our then prevailing terms and conditions or if applicable, in accordance with the then applicable domestic Scheme for Pre-Export Advances. The Pre-Export Advance tenor shall be maximum 3 months.

2.2	Advance against Export Collection Bills

2.2.1	You may on any Business Day during the Availability Period request us to provide Rupee Advance against Export Collection Bills provided that we shall have the discretion whether or not to provide Rupee Advance against Export Collection Bills submitted by you:

2.2.2	Each advance shall for a maximum period of 3 months.

3	Interest: Interest on each advance shall be due and payable on the last Business Day of the Term or on the last Business Day of every calendar month or at such intervals as we may stipulate, whichever is earlier.

YES Bank may at its sole discretion make disbursement(s)/allow drawal(s)/utilisation of the Facility or any part thereof pending creation and perfection of full and final security in favour of YES Bank. In the event disbursement(s)/ drawal(s)/utilisation of the Facility or any part thereof are made pending creation and perfection of full and final security in favour of YES Bank (unless otherwise a specific time frame granted by the YES Bank), the Borrower shall pay additional interest at the rate of 2% p.a. over and above the applicable Interest/Commission, from the date of first disbursement/drawal/utilisation of the Facility till the date the security is fully and finally created and perfected to the satisfaction of the YES Bank.

Interest shall be computed based on the actual number of days elapsed on (i) a 365 day year for Indian Rupees or (ii) such other day year that is customary for any other currency.

In addition to above, please note that:

a)	Interest shall be payable at monthly rests.

b)	Additional interest and default interest at 2% per annum or such other rate as the Lender deems fit will be levied over and above applicable rate of interest.

c)	The rates of interest and periodicity of payment stated above are valid until further notice and are subject to our internal reviews and / or changes in externally prevailing directives of regulatory authorities.

d)	All costs, charges and out of pocket expenses in connection with preparation, execution and perfection of any security documents and protecting/enforcing Lender’s rights shall be borne by the Borrower on full indemnity basis. All amounts payable under this Letter will be paid free and clear of all present and future taxes, duties, imposts, withholdings or other deductions and Stamp duty charges, other than those required by any applicable law.

e)	All charges/fees paid to the Bank pursuant grant of Facilities hereto are non-refundable.

f)	The Borrower shall bear all such imposts, duties and taxes (including interest, stamp duty and other taxes, if any) as may be levied from time to time by the Government or other authority with the sanction of law, pertaining to or in respect of the Facility Amount.

4	Increased Costs:

The Borrower agrees to pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:

a.	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or
b.	compliance with any law or regulation made effective after the date of this Facility Letter.

The terms “law” and “regulation” in this clause shall include, without limitation, any law or regulation, circular or notification concerning capital adequacy, prudential limits, liquidity, reserve assets or tax.

Provided that the Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

a.	compensated for under another clause in this Facility Letter or would have been but for an exception to that clause; or
b.	attributable to the Lender or its Affiliates willfully failing to comply with any law or regulation.

For the purpose of this clause “Increased Cost” shall mean:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on the Lender’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender or one of its Affiliates); or
(c)	a reduction of an amount due and payable to the Lender,

which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any such documents or funding or performing its obligations under any such documents.

5	Conditions Precedent: You may utilise the Facilities only after receipt by us of the following in form and substance reasonably satisfactory to us:

a.	Duplicate of this Facility Letter duly and unconditionally accepted and signed on each page by the Borrower’s authorised signatory/ies;

b.	Certified true copy of the Borrower’s Board Resolution accepting the facilities and authorising particular persons to deal with us in connection with it and execute required documents;

c.	A certified true copy of each of your current constitutive documents (such as the Memorandum and Articles of Association);

d.	Updated list of directors and shareholders duly certified by company secretary of the borrower.

e.	List of those authorized signatories, with their specimen signatures attested by the Borrower’s Bankers;

f.	Demand Promissory Note for INR 360,000,000/- to be executed under the Common Seal, in terms of the Articles of Association of the Company (INR 1/- revenue stamp to be affixed) in our prescribed format;

g.	Letter of Continuity to be executed in our prescribed form under the Common Seal, on the requisite stamp as prescribed under the prevailing Stamp Act;

h.	Indemnity for Export Credit to be executed in our prescribed form under the Common Seal, on the requisite stamp as prescribed under the prevailing Stamp Act;

i.	Deed of Hypothecation for creation of Pari passu charge over the current assets of the borrower, to be executed in our prescribed form under the Common Seal, on the requisite stamp as prescribed under the prevailing Stamp Act;

j.	Registered Form CHG-1 to be submitted for Deed of Hypothecation;

k.	No objection certificates / Pari passu Letters from the existing lender , to be submitted;

1.	ROC Search of the borrower to be submitted;

m.	CA Certificate confirming that the asset being charged/ mortgaged does not constitute substantial undertaking as defined under Section 180 of companies act 2013;

n.	Certified true copy of the resolution of General Body of shareholders under Section 180(1)(a) of Companies Act 2013, for creation of charge on the All assets of the borrower;

o.	IT Confirmation u/s.281 of IT Act for the assets provided as security;

p.	Fax Indemnity to be executed in our prescribed form, on the requisite stamp as prescribed under the prevailing Stamp Act;
q.	CS/CA certification regarding compliance of statutory Prescriptions in terms of RBI circular on lending under consortium/multiple banking arrangements dated 10th Feb, 2009 on annual basis.
r.	Certificate from borrower’s auditors that all the statutory dues including EPF dues, have been paid by the borrower;
s.	Declaration from borrower stating that none of its subsidiaries are appearing in the defaulters list;

t.	Borrower to open Operative Account with Yes Bank Ltd. prior to disbursement and route proportionate cash flows from such account

u.	Such other documents as we may reasonably consider to be relevant.

6	Covenants: You hereby covenant that so long as the Facilities or any sum thereunder are outstanding, you shall:-

(i)	from time to time at our reasonable request forthwith deliver to us such information about your business, assets and financial condition as we may reasonably require for any purpose in connection with the Facilities;

(ii)	furnish us as soon as possible and in any event not later than 180 days after the close of each financial year an originally signed or certified true copy of your audited balance sheet together with the profit and loss statements;

(iii)	ensure that Majesco Software and Solutions Inc USA, will always hold and own at least 51% of your share capital;

(iv)	not create or allow to exist any encumbrance or security over assets specifically charged to us without our prior written consent;

(v)	not undertake or permit any reorganisation, amalgamation, reconstruction, takeover or any other schemes of compromise or arrangement, nor amend any provision of your major constitutive documents in such a manner that will adversely affect our rights under the Facilities.

(vi)	not induct a person who is a Director on the Board of a company which has been identified as a wilful defaulter and that in case, if such a person found to be on the Board of the Borrower, Borrower would take expeditious and effective steps for removal of the person from the Board of Directors.

(vii)	get the Facilities rated by Credit Rating Agency/ies, as approved by the Bank, within a period of three months from the date of acceptance of this Letter and further to get Facilities rated annually or at such intervals as may be decided and intimated by us to you, from time to time failing which additional interest at 2% per annum on all the outstanding Facilities except facilities in nature of Bank Guarantees (including Standby Letter of Credit), Letter of Credit and/or Letter of Undertaking for arranging Buyers Credit on which additional 25% of the documented commission, shall be payable by the Borrower to the Lender.

“Credit Rating Agency” shall mean and refer to the domestic credit rating agencies such as Credit Analysis and Research Limited, CRISIL Limited, FITCH India and ICRA Limited, Brickwork India Private Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor’s and such other credit rating agencies identified and/or recognized by the Reserve Bank of India from time to time.

In the event you (and/or any of your security provider’s) credit worthiness deteriorates, in our sole opinion, and/or when your rating (and/or any of your security provider) has been downgraded by the Credit Rating Agency in its report then we shall be entitled at our sole discretion to unconditionally re-price the Facilities and such revised pricing shall be binding on you and/or unconditionally cancel the Facilities without any notice to you and upon such cancellation, the outstanding Facilities shall immediately become due and payable irrespective of any agreed maturity and we shall be entitled to enforce security thereunder.

(viii)	not, without our prior written consent, use the trade names, trademarks, service marks, logos, designs, copyright or other similar proprietary designations, registered or unregistered, owned and/or used by us and/or communicated to you by us.

(ix)	The Borrower shall submit Bank the following in form and substance reasonably satisfactory to us within stipulated time:

a)    Certified Declaration (self-certified/internal auditor) of Unhedged Foreign Currency Exposure (UFCE) as on the last quarter to be submitted before end of ensuing quarter or 30 days from acceptance of FL, whichever is earlier. The certified declaration is required to be submitted thereafter regularly on a quarterly basis before 15 days of end of subsequent quarter. Additionally once on an annual basis, the UFCE information would need to be audited and certified by the statutory auditor and a certificate to this effect signed by the statutory auditor needs to be submitted regularly on an annual basis within 15 days from the date of closure of the annual audited results. The UFCE information needs to be submitted in lines with the requirements of the RBI Circular reference DBOD.No.BP.BC.116/21.06.200/2013-14 dated June 3, 2014 and DBOD.No. BP.BC. 85/21.06.200/2013-14 dated January 15, 2014.

b)    In case of non receipt of certified declaration and the annual certificate signed by the statutory auditor within the above stated timelines, additional interest upto 2% per annum on all the outstanding facilities except facilities in nature of Bank Guarantees (including Standby Letter of Credit), Letter of Credit and/or Letter of Undertaking for arranging Buyers Credit on which additional 25% of the documented commission, shall be payable by the Borrower to the Lender.

c)    In case YBL is required regulatorily to provide for any applicable incremental provision or risk weighted assets on account of unhedged foreign currency exposure as stated in the declaration, the Borrower agrees that pricing/Interest rate may be revised upwards by charging additional interest upto 0.25% per annum on all the outstanding facilities except facilities in nature of Bank Guarantees (including Standby Letter of Credit), Letter of Credit and/or Letter of Undertaking for arranging Buyers Credit on which additional 25% of the documented commission may be charged.

6A.	FINANCIAL/OTHER COVENANTS
•	Financial information to be provided half yearly

•	100% of cash flows to be routed through YBL.

•	Debt/EBIDTA <2.0

7	Payment: Each payment (whether principal, interest or otherwise) under the Facilities will be made when due without any deduction, in immediately available and good funds and in the currency in which the Facilities are outstanding. If you are required by law to deduct any payment, you shall pay us such further sum to ensure that we received the same amount as if no deduction had been made. If any such payment falls due on a non Business Day, the same shall be paid on the immediately preceding Business Day.

8	New Circumstances: If at any time (a) it becomes unlawful for us to make, fund or allow to remain outstanding any of the Facilities or (b) it is or will become unlawful for you to perform or comply with any of your obligations under the Facilities, then (i) we shall be entitled to cancel the Facilities and (ii) if we so reasonably require, you shall on such date as we shall specify repay all outstandings under the Facilities (together with accrued interest) and/or pay to us such amount equals to the contingent or future liabilities under the Facilities.

9	Business Days: Business days as mentioned in this letter mean any day (excluding Sunday and public holiday) that banks are open for business.

10	Representations: You represent to us that (i) you are duly incorporated under the laws of your country of incorporation with the power to enter into and exercise your rights and perform your obligations under the Facilities, (ii) all actions internal or external required to authorise your execution of this letter and your performance of your obligations under the Facilities have been duly taken and the exercise of your rights and performance of your obligations under the Facilities will neither contravene any law or regulations to which you are subject nor cause you to be in breach of or default under any agreement/document / Memorandum of Association / Articles of Association binding on you or any of your assets, (iii) your obligations under the Facilities are legal, valid, binding and enforceable against you, (iv) all governmental or other licenses, consents and authorisations requisite for such execution, delivery and performance have been obtained and are in full force and effect, and (v) each of these representations will remain correct and complied with so long as the Facilities and/or any sum thereunder remain outstanding, (v) As per RBI Guidelines, all borrowers are required to declare details as per enclosed Annexure while applying for credit facilities with from bank and you have already provided such details during discussion with us and/or in various documents provided to us. By counter signing your are confirming us that the details declared as per annexure 1 are true and correct, (vi) to create security interest in favour of the Bank/ security trustee/security agent in a form and manner satisfactory to the Bank. Further, the Bank as a matter of policy does not accept laminated title /security documents. The Borrower is therefore advised to upfront inform the Bank as to whether the title/security documents are laminated or not. The Bank further reserves its right to accept or reject any title/security documents, with or without assigning any reasons. The decision of the Bank shall be final and binding on the Borrower in this regard.

11	Events of Default: The following are events of default (each, an “Event of Default”):

(i)	you do not pay any sum payable by you under the Facilities when due, or
(ii)	you do not perform or comply with any of your obligations or terms and conditions under the Facilities, or
(iii)	any representation, warranty or statement made or deemed to be made or repeated pursuant to this Letter or in any notice, certificate or statement referred to herein or delivered hereunder is or proved to be incorrect or misleading in any manner, or
(iv)	if any event occurs or any circumstance arises which, in the Lender’s sole opinion, gives reasonable ground for believing that the you may not be able to perform or comply with any one or more of the obligations hereunder, or in the event of any change in the applicable laws, it becomes unlawful for you to continue its obligations hereunder which opinion shall be binding on you, or
(v)	any of your or any security party/issuer’s indebtedness towards any creditor exceeding an aggregate amount of INR 10,000,000/- (Indian Rupees ten million only) or its equivalent as determined by us is not paid when due pursuant to court order, decree or judgement to which there lies no appeal, or
(vi)	Any event, notified by the Lender, which is likely to constitute Material Adverse Change. Material Adverse Change that shall have occurred (i) in the Condition, financial or otherwise, prospect or operations of the Borrower or any subsidiaries or affiliates, present or future, or (ii) which may, in the sole opinion of the Lender adversely affect the repayment of the Facility amount, or
(vii)	all or substantially all of the undertaking, assets or properties of the Borrower or its interests therein are seized, nationalised, expropriated or compulsorily acquired by the authority of Government, or
(viii)	any step is taken or proceedings started for your or any security party/issuer’s dissolution or winding-up or for the appointment of a receiver, judicial manager, trustee or similar officer of you or any security party/issuer or over all or any of your or any security party/issuer’s assets, or
(ix)	change in material ownership structure of the Borrower, or
(x)	cross default to other material agreements and your other indebtedness.
(xi)	Failure to get our facilities rated by Credit Rating Agency/ies, as approved by the Bank, within a period of three months from the date of acceptance of this Letter and to get such rating done annually or at such intervals as may be decided and intimated by us to you, from time to time.

If any Event of Default has occurred, then at any time thereafter we shall be entitled to terminate or suspend the Facilities with immediate effect. Thereafter, you shall forthwith upon our demand repay all outstanding under the Facilities to us, and/or pay to us such amount equals to the total contingent or future liabilities under the Facilities and we shall have the rights to realise the security. All remedies either under this Facility Letter or otherwise afforded to us shall be cumulative and not alternative.

12	Cancellation or Termination: During the Availability period, the Lender may, in its sole discretion, cancel the Facilities, if any Event of Default or Potential Event of Default has occurred or if it becomes unlawful for the Lender to disburse or continue the Facilities to the Borrower.

The Borrower unconditionally agrees, undertakes and acknowledges that the Bank has an unconditional right to cancel the un-utilised portion of the Facility, whether in part or in full, at any time during the currency of the Facility/Loan without any prior intimation for such cancellation to the Borrower.

Provided always that overdraft and/or other similar types of facility may be terminated by us and shall be repayable to us upon immediate notice.

13	Assignment: (a) We have your consent to assign or transfer any of our rights, benefits and obligations under the Facilities. (b) You may not without our prior written consent assign or transfer any of your rights, benefits and obligations under the Facilities.

14	Law: This letter shall be governed by the laws of India, and the courts of Gujarat shall have non-exclusive jurisdiction over all legal action and proceedings arising under the Facilities.

15	Disclosure of facilities: We are authorised to disclose information relating to the Facilities and/or you to any Bank / Financial Institution and / or to the Reserve Bank of India or any other agency authorised in this behalf by the Reserve Bank of India.

16	Review Date: Notwithstanding the terms herein and in conformity with normal business practice, we reserve the right to review this Facility or any of the terms and conditions thereof or any other documents or security relating thereto. The facilities will be reviewed by June 17, 2016.

17	In the event of there being any inconsistency between the terms and conditions set out herein and set out in security documents then in that case the terms and conditions contained in the security documents shall prevail. The word security documents would mean all the documents, which are executed in pursuance of the credit facilities granted to you.

18	Supercession: This letter supercedes all our earlier correspondence in this regard.

This offer shall be valid for acceptance until July 15, 2015. Kindly confirm to us, by signing on the duplicate copy of this letter, your acceptance of the foregoing terms and conditions and return the same to us so as to be received by us prior to the above date.

Should you have any query regarding the above terms and conditions, please do not hesitate to contact the right-hand undersigned.

Yours faithfully,

YES BANK LIMITED

/s/ Ameya Shripad Gundale	/s/ Sumeet Rajani
Ameya Shripad Gundale (Corp. Bnkg)	Sumeet Rajani
Executive Vice President	Assistant Vice President
Corporate Banking	Corporate Banking

We, Majesco Software & Solutions India Pvt. Ltd. confirm acceptance of the above terms and conditions:

Signature(s) / Company's stamp *[Please sign on the preceding pages as well] Title: Date: Place: Enclosed: Annexure I

ANNEXURE I

Details of Borrowing Arrangements from Other Banks (INR Million)

No Credit Facilities availed from other Banks/Financial Institution

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